EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE






                                                FOR THE YEARS ENDED DECEMBER 31,             SIX MONTHS     SIX MONTHS
                                       ---------------------------------------------------     ENDED          ENDED
                                             1994            1995              1996         JUNE 30, 1996  JUNE 30, 1997
                                       --------------- ----------------- ----------------- -------------- --------------
Net (loss) income   ..................  $  (978,837)    $  (1,206,014)    $  (2,829,831)    $  (962,227)    $  351,424
Weighted average common and equiv-
 alent shares outstanding:
 Weighted average common shares
   outstanding   .....................    4,596,226         5,317,109         5,403,350       5,403,350      5,403,350
 Dilutive effect of options  .........            -                 -                 -               -         52,729
 Effect of cheap stock ...............      291,950           291,950           291,950         291,950        239,221
                                        -----------     -------------     -------------     -----------     -----------
Total weighted average common and
 equivalent shares outstanding  ......    4,888,176         5,609,059         5,695,300       5,695,300      5,695,300
                                        ===========     =============     =============     ===========     ===========
Net (loss) income per share  .........  $     (0.20)    $       (0.22)    $       (0.50)    $     (0.17)    $     0.06
                                        ===========     =============     =============     ===========     ===========